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[O'CHARLEY'S INC. LOGO]                                     [FORBES 2002 LOGO]

NEWS RELEASE


CONTACT: A. Chad Fitzhugh
         Chief Financial Officer
         (615) 782-8818

                 O'CHARLEY'S REVISES OUTLOOK FOR THIRD QUARTER
                   Lower-than-Expected Margins Attributed to
                  Better-than-Expected Response to Promotions
         Announces Second Phase of Sales Initiatives for Fourth Quarter
           Provides Update on Hepatitis A Occurrence in Knoxville, TN

NASHVILLE, Tenn. (October 7, 2003) -- O'Charley's Inc. (NASDAQ/NM: CHUX), a leading casual dining restaurant company, today announced it has revised its outlook for the third quarter of 2003. The Company will report full results for the third quarter on October 30, 2003.

         Commenting on the announcement, Gregory L. Burns, chairman and chief executive officer of O'Charley's Inc. stated, "Our plan for the third quarter, which we have called phase one, had two primary objectives for the O'Charley's concept - complete the implementation of the basic look and atmosphere changes in our restaurants and return customer count trends to a positive direction. We believe the significant increase in customer counts and the positive feedback from our customers since we implemented phase one evidences the successful achievement of both objectives. At the same time, we continue to be pleased with the performance of our Ninety Nine Restaurant & Pub and Stoney River Legendary Steaks teams. Both concepts posted solid sales increases and were accretive to earnings during the quarter.

         "We had expected some pressure on our margins as a result of the 'pick-two' and 'pick-three' Create-Your-Own combo promotion at O'Charley's. The response to these promotions, however, has been double what we had projected. Quite frankly, we built customer counts much faster than anticipated based on our testing. When our marketing support began the week of September 1, customer counts to that point in the third quarter at the O'Charley's concept had been running at an average of approximately 4% below the prior-year period. In the last five weeks of the quarter, customer counts increased an average of 3% above the prior-year period. These increases in customer counts, however, were outweighed by a decrease in our check average, resulting in an average same store sales decrease during the last five weeks of approximately 2% at O'Charley's. The check average declined due to lower menu prices and the shift in revenue mix to lower priced items. Although the steps we have taken to re-establish positive trends in customer counts have not been without a financial impact to us, we view these positive trends as far more important to the long-term growth of the O'Charley's concept."

         For the third quarter ended October 5, 2003, the Company expects to report earnings in the range of $0.12 to $0.14 per diluted share compared with its previously issued guidance of $0.21 to $0.24 per diluted share; a same store sales decrease at O'Charley's of 3.3% for the third quarter, better than its previously issued guidance of a decline of 4% to 5%; a same store sales increase of approximately 4.0% at its Ninety Nine concept, well above its previous expectations of a 1% to 2% increase; and a same store sales increase for Stoney River of 5.1% when compared with the prior-year period. The Company attributed the lower-than-expected earnings primarily to a significant shift in revenue mix towards lower margin items during the last five weeks of the third quarter as a result of the "combo" promotions mentioned above.


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            3038 Sidco Drive - Nashville, TN 37204 - (615) 256-8500
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CHUX Revises Outlook for Third Quarter
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October 7, 2003


         "The second phase of our sales building initiatives commenced yesterday at the beginning of the fourth quarter," added Mr. Burns. "Our primary goals are to incrementally raise the average check and improve the mix towards higher margin menu items, while continuing to generate positive customer counts. These initiatives include raising the introductory price on the combo promotions by $1.00 and introducing a new prime rib combo promotion priced at $14.99. We expect to provide an update on the progress of these initiatives and to quantify their expected impact on our fourth quarter results later this month after we have had additional time to gauge the response to new promotions being introduced."

         The Company also provided an update on its ongoing outreach efforts in the Knoxville, Tennessee, community regarding the Hepatitis A occurrence that the Knox County Health Department first linked to the O'Charley's Turkey Creek location and which is now focused on an undetermined food source. The Company is aware of at least seven lawsuits that have been filed against the Company relating to this occurrence, one of which purports to be a class action suit, and the Company anticipates additional litigation will be filed.

         Mr. Burns stated, "The safety and health of our customers and employees are our paramount concern, and we regret the effects this occurrence has had on our customers and employees and the Knoxville community. We are working diligently to respond to all persons that have been affected. We have worked very closely with the Knox County Health Department to ensure their protocol is followed and to assist in their ongoing investigation to determine the point of origin of this virus.

         "O'Charley's serves approximately 45 million meals a year and takes pride in its proactive approach to uphold stringent standards in regard to food-safety guidelines, including daily reinforcement of food safety and monthly inspections conducted by supervisory management. We are pleased to have received a clean bill of health at our Turkey Creek location, which has remained open for business based on direction from health department officials that there is no risk posed to our customers or employees. We have experienced the inevitable decline in traffic due to the news, particularly in the nine O'Charley's restaurants in the Knoxville market. We estimate the net result of this occurrence affected our sales during the last three weeks of the third quarter by approximately 2% in both same store sales and customer counts and third quarter earnings by approximately $0.02 per diluted share. We will provide an update on the expected impact of this occurrence on fourth quarter results when we announce our guidance for the fourth quarter."

         O'Charley's Inc. operates 205 O'Charley's restaurants in 16 states in the Southeast and Midwest. The menu, with an emphasis on fresh preparation, features several specialty items such as hand-cut and aged steaks, a variety of seafood, chicken that is always fresh and never frozen, homemade yeast rolls, fresh-cut salads with special-recipe salad dressings and signature caramel pie. The Company also operates Ninety Nine Restaurant & Pub in 85 locations throughout Connecticut, Maine, Massachusetts, New Hampshire, New York, Rhode Island and Vermont. Ninety Nine has earned a strong reputation for providing generous portions of high quality food at moderate prices in a comfortable, relaxed atmosphere. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. In addition, the Company operates six Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky and Tennessee. The dinner-only steakhouse concept appeals to both upscale casual dining and fine dining customers by offering high quality food and attentive customer service typical of high-end steakhouses at more moderate prices.


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CHUX Revises Outlook for Third Quarter
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October 7, 2003

         This press release and statements made by or on behalf of the Company relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the adverse impact of the Hepatitis A occurrence and the related litigation on the Company's results of operations and financial condition, the Company's ability to successfully implement sales building initiatives at the O'Charley's concept and increase comparable store sales; the ability to successfully integrate the Ninety Nine Restaurant & Pub acquisition; the possible adverse effect that the war with Iraq or other hostilities may have on our results of operations; the possible adverse effect on our sales of any decrease in consumer spending; the effect of increased competition; and the effect that any increases in food, labor and other expenses, including those associated with the sales building initiatives, may have on our results of operations; and the other risks described in the Company's Annual Report on Form 10-K/A Amendment No.1 for the fiscal year ended December 29, 2002, under the caption "Forward-looking Statements/Risk Factors" and in the Company's other filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


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